--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )

Filed by the Registrant  /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  AMNEX, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------


                   (NAME OF PERSON(S) FILING PROXY STATEMENT)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration No.:
--------------------------------------------------------------------------------

(3) Filing Party:
--------------------------------------------------------------------------------

(4) Date Filed:
--------------------------------------------------------------------------------
------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  AMNEX, INC.
                              145 HUGUENOT STREET
                                   SUITE 401
                          NEW ROCHELLE, NEW YORK 10801

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 6, 1998

                            ------------------------

TO THE SHAREHOLDERS OF AMNEX, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the 'Meeting') of AMNEX, INC., a New York corporation (the 'Company' or 'AMNEX'), will be held at its offices located at 145 Huguenot Street, New Rochelle, New York on August 6, 1998 at 10:00 A.M., local time, for the following purposes:

          (1) To elect a Board of Directors consisting of six members.

          (2) To approve an amendment to the Company's 1992 Stock Option Plan to increase the number of Common Shares authorized to be issued thereunder from 4,250,000 to 5,750,000.

          (3) To act upon a shareholder proposal, if properly presented at the Meeting

          (4) To transact such other business as may properly come before the Meeting.

     Only shareholders of record at the close of business on July 9, 1998 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                            By Order of the AMNEX Board of
                                            Directors

                                            Guy A. Longobardo
                                            Secretary

New Rochelle, New York
July 17, 1998

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF AMNEX, AND RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. A SHAREHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                  AMNEX, INC.
                              145 HUGUENOT STREET
                                   SUITE 401
                          NEW ROCHELLE, NEW YORK 10801
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

SOLICITING, VOTING AND REVOCABILITY OF PROXY

     This Proxy Statement is being mailed to all shareholders of record of AMNEX, Inc. (the 'Company' or 'AMNEX') at the close of business, New York time, on July 9, 1998 in connection with the solicitation by the Board of Directors of Proxies to be voted at the Annual Meeting of Shareholders (the 'Meeting') to be held on August 6, 1998 at 10:00 A.M., local time, or any adjournment thereof. The Proxy and the Proxy Statement were mailed to shareholders on or about July 17, 1998.

     All Common Shares represented by Proxies duly executed and received will be voted on the matters presented at the Meeting in accordance with the instructions specified in such Proxies. Proxies so received without specified instructions will be voted (1) FOR the nominees named therein to AMNEX's Board of Directors, (2) FOR the proposal to amend the Company's 1992 Stock Option Plan (the 'Option Plan') to increase the number of Common Shares (as defined below) authorized to be issued thereunder from 4,250,000 to 5,750,000 (the 'Option Plan Amendment'), and AGAINST the shareholder proposal (the 'Shareholder Proposal'). The Board does not know of any other matters that may be brought before the Meeting nor does it foresee or have reason to believe that Proxy holders will have to vote for substitute or alternate nominees to the Board. In the event that any other matter should come before the Meeting or any nominee is not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

     With regard to Proposal 1, the election of Directors, votes may be cast in favor or withheld; votes that are withheld will have no effect as Directors shall be elected by a plurality of the votes cast in favor. Shareholders may expressly abstain from voting on Proposal 2 and Proposal 3 by so indicating in the Proxy. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as present in the tabulation of votes on each of the proposals presented to shareholders. Broker non-votes are not counted for the purpose of determining whether a particular proposal has been approved. Since Proposal 2, the proposed Option Plan Amendment, and Proposal 3, the Shareholder Proposal, require the approval of a majority of the number of votes of the outstanding Shares (as defined in 'Security Ownership of Certain Beneficial Owners and Management' below), abstentions and broker non-votes will have the effect of negative votes.

     Any person giving a Proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. The Proxy may be revoked by filing with AMNEX written notice of revocation or a fully executed Proxy bearing a later date. The Proxy may also be revoked by affirmatively electing to vote in person while in attendance at the Meeting. However, a shareholder who attends the Meeting need not revoke a Proxy given and vote in person unless the shareholder wishes to do so. Written revocations or amended Proxies should be sent to AMNEX at 145 Huguenot Street, Suite 401, New Rochelle, New York 10801,
Attention: Corporate Secretary.

     This Proxy is being solicited by the AMNEX Board of Directors. AMNEX will bear the cost of the solicitation of Proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding Proxy materials to beneficial owners of AMNEX Common Shares. Solicitations will be made primarily by mail, but certain Directors, officers or employees of AMNEX may solicit Proxies in person or by telephone, telecopier or telegram without special compensation.

     A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder at the Meeting.

                             EXECUTIVE COMPENSATION

     (a) SUMMARY COMPENSATION TABLE

     The following table sets forth certain information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning executive compensation.

                                             ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                     -----------------------------------    -----------------------------------
                                                                              AWARDS                    PAYOUTS
                                                                            ----------                  -------
                                                                                            COMMON
                                                                            RESTRICTED      SHARES
NAME AND PRINCIPAL                                          OTHER ANNUAL      STOCK       UNDERLYING     LTIP       ALL OTHER
POSITION                     YEAR     SALARY      BONUS     COMPENSATION     AWARD(S)      OPTIONS      PAYOUTS    COMPENSATION
--------------------------   ----    --------    -------    ------------    ----------    ----------    -------    ------------

Alan J. Rossi ............   1997    $158,885    $50,000         --                 --      750,000        --              --
  Chairman of the Board      1996          --         --         --                 --           --        --              --
  and Chief Executive        1995          --         --         --                 --           --        --              --
  Officer

Peter M. Izzo, Jr. .......   1997    $241,831    $50,000         --                 --           --        --        $  2,375(2)
  President                  1996    $223,424         --         --          $ 320,625(1)   325,000        --        $  2,178(2)
                             1995    $200,000    $52,083         --                 --      300,000        --        $  2,000(2)

Kenneth G. Baritz ........   1997    $161,847         --         --                 --           --        --              --
  Former Chairman of the     1996    $166,935         --         --          $ 168,750(1)   300,000        --        $  1,187(2)
  Board(1)(3).............   1995    $132,687    $17,601         --                 --           --        --              --

John Kane ................   1997    $194,246         --         --                 --           --        --              --
  Former Chief               1996    $154,403    $23,000         --          $  84,375(1)   275,000        --              --
  Operating Officer(1)(4)    1995    $ 80,384    $32,000         --                 --       75,000        --              --

Kevin D. Griffo ..........   1997    $134,845         --         --                 --           --        --        $  1,358(2)
  Former President of        1996    $116,592         --         --          $  84,375(1)   200,000        --        $    690(2)
  American Network           1995    $110,415         --         --                 --       50,000        --              --
  Exchange, Inc.(1) (5)

Richard L. Stoun .........   1997    $128,846    $15,000         --                 --           --        --              --
  Former Vice President      1996    $110,146         --         --                 --      100,000        --        $ 22,500(6)
  Treasurer(6)               1995          --         --         --                 --           --        --              --

------------------
(1) In May 1996, the following persons received awards of the following number of restricted Common Shares: Mr. Izzo -95,000; Mr. Baritz--50,000; Mr. Kane--25,000; and Mr. Griffo--25,000. Such shares vest to the extent of one-tenth thereof each year, subject to continued employment and subject to acceleration under certain circumstances. During 1997, the following shares vested and were issued: Mr. Izzo 9,500; Mr. Baritz 5,000; Mr. Kane 25,000; and Mr. Griffo 2,500. During 1997 Messrs. Baritz, Kane, and Griffo resigned from the Company and accordingly their unvested restricted shares were cancelled. As of December 31, 1997, the value of Mr. Izzo's unvested restricted shares was $85,500.

(2) Represents Company matching contributions for its 401(k) plan.

(3) On May 28, 1997, Mr. Baritz resigned.

(4) On March 19, 1997, Mr. Kane resigned.

(5) On December 31, 1997, Mr. Griffo resigned.

(6) Mr. Stoun joined the Company in January 1996. The amount under 'All Other Compensation' for 1996 represents a 'signing bonus' paid in 1997 to Mr. Stoun following his completion of one year of continuous employment with the Company. On May 8, 1998, Mr. Stoun resigned.

     (b) OPTION GRANTS TABLE.

     The following table sets forth certain information concerning individual grants of stock options during the fiscal year ended December 31, 1997:

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK
                                                                                                  PRICE APPRECIATION
                             INDIVIDUAL GRANTS                                                    FOR OPTION TERM(1)
                      -------------------------------                                            ---------------------
                        NUMBER OF        PERCENT OF
                      COMMON SHARES     TOTAL OPTIONS
                       UNDERLYING        GRANTED TO
                         OPTIONS        EMPLOYEES IN      EXERCISE PRICE
NAME                     GRANTED         FISCAL YEAR        PER SHARE        EXPIRATION DATE        5%          10%
------------------    -------------     -------------     --------------     ---------------     --------     --------
Alan J. Rossi.....       350,000(2)          32.9%            $2.313         6/2/02              $223,664     $494,238
Alan J. Rossi.....       400,000(3)          37.6%            $2.250         6/18/02             $248,653     $549,459

------------------
(1) The potential realizable value is calculated based on the term of the option at the time of grant (five years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

(2) The options are exercisable to the extent of one-third thereof effective as of June 2, 1998, 1999 and 2000. See paragraph (e) concerning Employment Contracts under 'Executive Compensation.'

(3) The options are exercisable to the extent of one-third thereof effective as of June 18, 1997, 1998 and 1999. See paragraph (e) concerning Employment Contracts under 'Executive Compensation.'

     (c) AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning the value of unexercised options as of December 31, 1997:

                                                          NUMBER OF COMMON SHARES
                                                          UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                          OPTIONS AT DECEMBER 31,      IN-THE-MONEY OPTIONS AT
                                                                   1997                   DECEMBER 31, 1997
                                                         -------------------------    -------------------------
NAME                                                     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
------------------------------------------------------   -------------------------    -------------------------
Alan J. Rossi.........................................        133,333/616,667                    0/0
Peter M. Izzo, Jr.....................................        523,333/216,667                    0/0
Kenneth G. Baritz.....................................        116,667/0                          0/0
John Kane.............................................        104,167/0                          0/0
Kevin D. Griffo.......................................        116,668/0                          0/0
Richard L. Stoun......................................         33,334/66,666                     0/0

     No options were exercised by any of the foregoing persons during the fiscal year ended December 31, 1997.

     (d) COMPENSATION OF DIRECTORS.

     Non-employee directors each receive a $2,000 monthly fee for their services in such capacity.

     (e) EMPLOYMENT CONTRACTS: TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

     AMNEX is a party to a June 1996 employment agreement with Mr. Izzo that provides for, among other matters, the following: (i) an initial term ending on June 25, 1998 (ii) minimum annual compensation of $240,000 (iii) the entitlement to an annual bonus of 3% of the Company's consolidated pre-tax profits; and (iv) the entitlement to a severance payment equal to the greater of two year's minimum annual salary or total compensation for the previous 24 months in the event Mr. Izzo's employment is terminated without cause, he resigns for good reason or his employment is terminated following a change in control of AMNEX (as defined in the employment agreement). Mr. Izzo's employment agreement has been renewed by the Company, with a term ending on June 25, 2000.

     All stock options held by Messrs. Rossi and Izzo will vest upon a change in control of AMNEX (as defined in their respective stock option agreements). Once and to the extent the options vest, whether by passage of time or upon a change in control, they will not terminate notwithstanding termination of employment for any reason. See 'Security Ownership of Certain Beneficial Owners and Management'. The restricted Common Shares granted to Mr. Izzo will vest in the event his employment is terminated without cause, he resigns for good reason or his employment is terminated following a change in control of AMNEX (as defined in AMNEX's 1996 Restricted Stock Grant Plan).

REPORT OF AUDIT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     AMNEX's executive compensation program is designed to attract, motivate and retain management with incentives linked to financial performance and enhanced shareholder value. AMNEX's compensation program consists of four elements: a cash salary, a cash incentive bonus, stock option grants and restricted stock grants.

     The Audit and Compensation Committee of the Board of Directors reviews salary, bonus and stock award information for competitive companies of comparable size in similar industries. Based in part on this information, the Audit and Compensation Committee generally sets salaries at levels comparable to those of such comparable companies. Bonuses generally are linked to Company performance during the year and thus align the interest of executive officers with that of the shareholders. The Audit and Compensation Committee also assesses each executive officer's individual performance and contribution in determining bonus levels. The Audit and Compensation Committee ties the AMNEX stock option and restricted stock grant programs to incentives that motivate its executive officers to improve the long-term market performance of AMNEX's Common Shares.

     In accordance with the foregoing, the Audit and Compensation Committee determined the compensation payable to Mr. Rossi for the fiscal year ended December 31, 1997. In establishing Mr.Rossi's annual salary of $270,000, the Audit and Compensation Committee reviewed salary information for competitive companies, Mr. Rossi's experience in the telecommunications industry and his performance as Chairman and Chief Executive Officer of AMNEX since May 1997. Since the Audit and Compensation Committee believes that the granting of options to purchase Common Shares is and will provide its executive officers with the long-term incentive to work for the betterment of AMNEX, Mr. Rossi was granted options in 1997 under the Option Plan for the purchase of an aggregate of 750,000 Common Shares. See 'Executive Compensation--Option Grants Table'.

     The Audit and Compensation Committee also determined the compensation payable to Peter M. Izzo, Jr., President of AMNEX, for the fiscal year ended December 31, 1997 and authorized the Company to renew his employment agreement in June 1998. In establishing Mr. Izzo's annual cash salary of $241,831 for the 1997 fiscal year, the Board reviewed salary information for competitive companies, Mr. Izzo's experience in the telecommunications industry and his performance as President of AMNEX since October 1992 and Chief Executive Officer from August 1993 to May 1997. In order to link the amount of additional compensation payable to Mr. Izzo to AMNEX's performance, the Audit and Compensation Committee also determined that Mr. Izzo should be entitled to receive a bonus equal to 3% of AMNEX's pre-tax net profits for the applicable year. Such bonus arrangement was provided for in Mr. Izzo's June 1996 employment agreement. The Company did not have pre-tax profits in 1997; Mr. Izzo was paid a bonus of $50,000 for such year.

     This report has been approved by the Audit and Compensation Committee of the Board of Directors as of July 1, 1998.

                                          Anne P. Jones
                                          Alan J. Rossi
                                          Harry R. Thompson
                                          A. Jones Yorke, Chairman

     Ms. Jones became a member of the Audit and Compensation Committee on April
     --------------------------------------------------------------------------
23, 1998.
---------

AUDIT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Among the Audit and Compensation Committee members who participated in deliberations concerning executive officer compensation during such year was Alan J. Rossi, Chairman of the Board and Chief Executive Officer of the Company since May 1997.

                            STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total return, for the five year period ended December 31, 1997, for the Common Shares, the Nasdaq Market Index and a peer group, in each case assuming an investment of $100 in AMNEX Common Shares or the index at the close of business on the last trading day prior to January 1, 1993, and reinvestment of dividends:

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
           FOR AMNEX, THE NASDAQ MARKET INDEX AND A PEER GROUP INDEX


                   AMNEX, INC.     PEER GROUP INDEX      NASDAQ MARKET INDEX
                   -----------     ----------------      -------------------
          1992        100                 100                   100
          1993        188.46              169.4                 119.95
          1994        180.77               87.1                 125.94
          1995        276.92               80.39                163.35
          1996        188.46              101.2                 202.99
          1997         61.54              102.9                 248.3

     The Peer Group Index is comprised of securities of the following companies:
Davel Communications Group, Inc., Intellicall Inc., People's Telephone Company, Inc., Phoenix Network Inc. and Phonetel Technologies, Inc.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The total number of Common Shares, par value $.001 per share, of AMNEX (the 'Common Shares') outstanding as of June 30, 1998 was 42,294,334. The total number of Series M Convertible Preferred Shares, stated value $1,000 per share, of AMNEX (the 'Series M Preferred Shares') outstanding as of June 30, 1998 was 1,701. Each Common Share is entitled to one noncumulative vote. The holders of Series M Preferred Shares have no voting rights, except as otherwise provided by the New York Business Corporation Law or the Company's Certificate of Incorporation, as amended in January 1998 (such rights primarily arising in connection with, among other things, shareholder authorization of an action adversely affecting such preferred shareholders' rights or involving an extraordinary event such as a proposed dissolution of the Company or sale of substantially all of its assets). Accordingly, the Common Shares are the only outstanding class of securities of AMNEX entitled to vote at the Meeting or any Adjournment thereof. Only shareholders of record as of the close of business on July 9, 1998 will be entitled to vote. The holders of Common Shares entitled to a majority of the number of votes that may be cast in respect of the Common Shares outstanding and entitled to vote as of July 9, 1998 must be present at the Meeting in person or by Proxy in order to constitute a quorum for the transaction of business.

COMMON SHARES

     The following table sets forth, to the knowledge of AMNEX based solely upon records available to it, certain information as of May 29, 1998 regarding the beneficial ownership of AMNEX's Common Shares (i) by each person who AMNEX believes may be considered under the rules and regulations of the SEC to be the beneficial owner of more than 5% of its outstanding Common Shares, (ii) by each present Director, (iii) by each person listed in the Summary Compensation Table under 'Executive Compensation' and (iv) by all present executive officers and Directors as a group:

                NAME OF MANAGEMENT PERSON
                 AND NAME AND ADDRESS OF                      NUMBER OF SHARES          APPROXIMATE
                     BENEFICIAL OWNER                        BENEFICIALLY OWNED    PERCENTAGE OF CLASS(1)
----------------------------------------------------------   ------------------    ----------------------
Francesco Galesi..........................................     9,623,446(2)                  22.8%
435 East 52nd Street
New York, NY

Robert A. Rowland.........................................     2,570,585(3)                   6.1%
1122 Colorado Street
Austin, Texas

Alan J. Rossi.............................................       305,747(4)                     *
Peter M. Izzo, Jr. .......................................       670,976(5)                  1.6%
Kenneth G. Baritz.........................................       121,667(6)                    *
John Kane.................................................       129,167(7)                    *
Kevin D. Griffo...........................................            --                      --
Richard L. Stoun..........................................        66,667(8)                    *
Anne P. Jones.............................................            --                      --
Harry R. Thompson.........................................        25,000                       *
A. Jones Yorke............................................        25,000                       *
All present executive officers and Directors as a group
  (9 persons).............................................    10,758,169(2)(4)(5)           25.5%

------------------
*  Less than 1%.
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(1) Except as they relate to a particular shareholder, does not give effect to the possible issuance of Common Shares pursuant to the exercise of outstanding options and warrants or the conversion of certain outstanding Preferred Shares or pursuant to contractual commitments.

(2) Includes 2,250,000 Common Shares issuable pursuant to currently exercisable warrants. Includes 97,500 Common Shares held by Rotterdam Ventures, Inc., a corporation wholly-owned by Mr. Galesi. Does not include warrant for the purchase of 500,000 Common Shares held by an irrevocable trust created by Mr. Galesi, of which the trustee is an employee of Rotterdam and the beneficiaries are members of Mr. Galesi's immediate family. Mr. Galesi personally does not have voting or dispositive power with respect to the Common Shares underlying the warrant held by such trust and, accordingly, disclaims beneficial ownership of such Common Shares.

(3) Includes 222,205 Common Shares issuable pursuant to currently exercisable warrants. Of the 2,410,380 other Common Shares beneficially owned by Mr. Rowland, 1,035,250 are currently held in escrow as security for indemnification claims that may be brought in connection with the Company's acquisition of Capital Network System, Inc. and related matters.

(4) Includes 133,334 Common Shares issuable pursuant to currently exercisable options.

(5) Includes (i) 95,000 Common Shares held pursuant to a restricted Common Share grant which vests to the extent of one-tenth each year commencing May 23, 1997, subject to continued employment and subject to acceleration under certain circumstances and (ii) 523,333 Common Shares issuable pursuant to currently exercisable options.

(6) Includes (i) 5,000 Common Shares issued in connection with vesting of a restricted Common Share grant and (ii) 116,667 Common Shares issuable pursuant to currently exercisable options.

(7) Includes (i) 25,000 Common Shares issued in connection with vesting of a restricted Common Share grant and (ii) 104,167 Common Shares issuable pursuant to currently exercisable options.

(8) Represents Common Shares issuable pursuant to currently exercisable options.

SERIES M PREFERRED SHARES

     The following table sets forth, to the knowledge of AMNEX based solely upon records available to it, certain information as of June 30, 1998 regarding the beneficial ownership of AMNEX's Series M Preferred Shares (i) by each person who AMNEX believes may be considered under the rules and regulations of the SEC to be the beneficial owner of more than 5% of its outstanding Series M Preferred Shares. No present Director, person listed in the Summary Compensation Table under 'Executive Compensation' or present executive officer is the beneficial owner of Series M Preferred Shares.

                 NAME OF MANAGEMENT PERSON AND
                      NAME AND ADDRESS OF                          NUMBER OF SHARES         APPROXIMATE
                       BENEFICIAL OWNER                           BENEFICIALLY OWNED    PERCENTAGE OF CLASS
---------------------------------------------------------------   ------------------    -------------------
Fourteen Hill Capital Ltd......................................           750                   44.1%
1700 Montgomery Street
Suite 250
San Francisco, CA

Pangaea Fund Ltd. .............................................           951                   55.9%
Windermere House
P.O. Box 55-6628
Nassau, Bahamas

     The holders of Series M Preferred Shares have no voting rights, except as otherwise provided by the New York Business Corporation Law or the Company's Certificate of Incorporation, as amended in January 1998 (such rights primarily arising in connection with, among other things, shareholder authorization of an action adversely affecting such preferred shareholders' rights or involving an extraordinary event such as a proposed dissolution of the Company or sale of substantially all of its assets).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a) TRANSACTIONS WITH MANAGEMENT AND OTHERS.

  TRANSACTIONS WITH FRANCESCO GALESI

  Stock Exchange Agreement

     Pursuant to a Stock Exchange Agreement, dated as of January 7, 1997, between the Company and Francesco Galesi, a Director of the Company (the 'Stock Exchange Agreement'), the Company acquired from Mr. Galesi 10% of the outstanding capital stock of ECI, a telecommunications company controlled by him. Pursuant to the terms of the Stock Exchange Agreement, (i) Mr. Galesi was issued 100,000 Series L Preferred Shares of the Company which automatically converted in May 1997 into an aggregate of 1,500,000 Common Shares (the 'Conversion Shares') upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Company pursuant to which the number of Common Shares authorized for issuance was increased from 40,000,000 to 70,000,000; (ii) Mr. Galesi was issued a warrant which entitles him to purchase 1,500,000 Common Shares (the 'Warrant Shares') at an exercise price of $3.03 per share (subject to reduction of the exercise price to zero in the event, during any continuous six month period commencing with January 1, 1997 and ending on December 21, 1999, the consolidated revenues from operations of ECI are at least $12,500,000); (iii) Mr. Galesi was granted certain registration rights under the Securities Act with regard to the Conversion Shares and Warrant Shares; (iv) Mr. Izzo was elected a Director of ECI; (v) Mr. Galesi was elected a Director of the Company; (vi) Mr. Galesi agreed that he would utilize ECI as his sole vehicle with regard to the conduct of international telecommunications business; (vii) Mr. Galesi agreed to a two year lock-up with regard to any securities acquired from the Company pursuant to the transaction; and (viii) Mr. Galesi granted the Company certain 'tag along' rights with regard to the sale of the ECI capital stock acquired.

  Loans

     In June 1997, the Company borrowed $2,000,000 for working capital from an irrevocable trust established by Mr. Galesi. The working capital loan was due 15 days following demand for repayment, provided for interest at 10% per annum and was secured by certain accounts receivable. This note was repaid in September 1997.

     In consideration for the loan, the Company granted to the Galesi Trust a warrant for the purchase of 500,000 Common Shares at an exercise price of $2.3125 per share, such warrant being exercisable through June 2007.

     In September 1997, the Company borrowed $500,000 for working capital purposes from Rotterdam Ventures, Inc. ('Rotterdam'), a company wholly owned by Mr. Galesi. The note evidencing the loan ('the $500,000 Note') provides for interest at the rate of 10% per annum and the payment of the principal amount thereof in September 1998. Payment of the $500,000 Note is secured by a security interest in certain payphones owned by one of the Company's subsidiaries.

     In September 1997, the Company borrowed $800,000 from Rotterdam. The note evidencing the loan is unsecured, provides for interest at the rate of 6% per annum and is due in September 1998.

     In October and November 1997, the Company borrowed $1,900,000 for working capital purposes from Rotterdam under unsecured demand promissory notes which bear interest at the rate of 10% per annum.

     In January 1998, Mr. Galesi converted $3,200,000 in unpaid notes into 2,758,620 Common Shares of the Company at the then current market price of the Company's Common Stock. In consideration for the September, October and November 1997 loans, the Company granted to Mr. Galesi a warrant for the purchase of 750,000 Common Shares at an exercise price of $1.50 per share, such warrant being exercisable through January 2003.

     In May 1998, the Company borrowed $750,000 from Rotterdam. The loan provided for interest at a rate equal to the prime rate of interest announced from time to time by The Chase Manhattan Bank plus one percent. In July 1998 the Company borrowed $1,500,000 from Mr. Galesi. This loan provided for interest at a rate equal to the prime rate of interest announced from time to time by The Chase Manhattan Bank plus one percent, and will, upon expiration of the notice periods for holders of pre-emptive rights to the Company's capital stock and subject to the exercise or waiver of such right, contain an option allowing the holder thereof to convert the principal and any interest accrued and owing under the note into the Company's Common Stock at a rate of $1.25 per share. $750,000 of the loan from Mr.Galesi replaced the $750,000 loaned to the Company by Rotterdam.

  AGREEMENTS WITH GALESI AND FRIEDLI

     In June 1997, the Company entered into agreements (the 'Company Agreements'), that were effected in September 1997 that provided for, among other things, the repurchase of certain outstanding convertible Preferred Shares, and the redemption of certain outstanding promissory notes of the Company, held by clients of Friedli AG ('Friedli Clients'), as discussed below.

     The Preferred Shares repurchased were as follows: (i) 1,413,337 Series D Preferred Shares at a repurchase price of $2.50 per share; (ii) 1,035,000 Series E Preferred Shares at a repurchase price of $2.8125 per share; and (iii) 415,520 Series F Preferred Shares at a repurchase price of $5.00 per share. The repurchase prices for the Preferred Shares were equal to the per share liquidation values of the respective series. In the case of the Series D and Series E Preferred Shares, in addition to the above amounts, the repurchase price included an amount equal to accrued but unpaid dividends. The Series F Preferred Shares did not have any dividend preference. In September 1997, the Company repurchased these Shares at an aggregate repurchase price of $10,268,000, including the payment of accrued and unpaid dividends of $1,748,000.

     The Company Agreements also provided for the following: (i) the conversion of 72,450 Series B Preferred Shares into 724,500 Common Shares; (ii) the payment of accrued and unpaid dividends with respect to the Series B Preferred Shares totaling $94,000; (iii) the payment of the principal amount of, and accrued interest on a certain $325,000 principal amount promissory note of the Company that was due on May 1, 1997; (iv) the payment by the Company of $1,400,000 in connection with the prepayment of certain outstanding promissory notes due in October 1999; (v) the payment by the Company to Peter Friedli and Friedli AG (collectively with Friedli Corporate Finance Inc., the 'Friedli Group') of an aggregate of $360,000 representing the settlement of any and all claims for past due consulting, advisory, investment banking or similar or related fees and expenses, as well as financial consulting fees for a two year period following the closing of the Company Agreements; and (vi) the delivery of certain general releases.

     Prior to the execution of the Company Agreements, the holder of a certain $450,000 principal amount promissory note (the '$450,000 Note') elected to convert, as of June 30, 1997, $96,000 of the principal amount thereof, together with accrued and unpaid interest thereon, into 624,000 Common Shares at a conversion price of $0.20 per share. Contemporaneously with the execution of the Company Agreements, Mr. Galesi entered into a Note Purchase Agreement with the holder of the $450,000 Note, as well as with the holder of a $50,000 principal amount promissory note of the Company (the '$50,000 Note') (also convertible at a price of $0.20 per share), to purchase the unconverted portion of the $450,000 Note, as well as the $50,000 Note (including all rights with regard to accrued and unpaid interest), for an aggregate purchase price of $3,863,000 (the 'Note Purchase Agreement'). Mr. Galesi converted the principal amount of the notes together with accrued and unpaid interest thereon, into 2,717,326 Common Shares in September 1997.

     In connection with the execution of the Company Agreements and the Note Purchase Agreement, the holders of the Series B Preferred Shares and the $450,000 Note agreed that, until at least one year following the closing of the Company Agreements, they will not sell, transfer or otherwise dispose of any of the Common Shares issued in connection with the conversion of such Preferred Shares and the $96,000 principal amount of the $450,000 Note (together with accrued and unpaid interest thereon). In addition, Mr. Galesi agreed generally that for the same period of time, he will not sell, transfer or otherwise dispose of the Common Shares issued to him in connection with the conversion of the $404,000 principal amount of, and accrued and unpaid interest on, the notes acquired by him. Further, Friedli Clients who hold approximately 2,750,000 outstanding Common Shares agreed that, from the date of execution of the Company Agreements until 180 days following the closing thereof, they would not sell, transfer or otherwise dispose of such Common Shares.

     Contemporaneously with the execution of the Company Agreements, the Company and the Friedli Group agreed to terminate a certain January 13, 1997 agreement between them which contemplated, among other things, the open market sale by certain Friedli Clients of an aggregate of 9,000,000 Common Shares. The Company Agreements, the Note Purchase Agreement and the related documents were executed by Peter Freidli on behalf of, or as representative of, the various Friedli Clients.

INDEBTEDNESS OF MANAGEMENT

     In January 1997, the Company loaned $150,000 to Kevin D. Griffo, then President of the Company's TelCom Division. The terms of Mr. Griffo's resignation from the Company on December 31, 1997 included, among other things, the cancellation of the loan and the expiration on April 9, 1998 of options, granted to Mr. Griffo under the Option Plan, that had vested.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     Six Directors are to be elected at the Meeting to serve until the next annual meeting of shareholders and until their respective successors have been elected and have qualified, or until their earlier resignation or removal. If for some unforeseen reason one or more of the nominees is not available as a candidate for Director, the Proxies may be voted for such other candidate or candidates as may be nominated by the Board. The Board will consider shareholder recommendations for Board positions that are made in writing to AMNEX's Chief Executive Officer (see 'Shareholder Proposals').

NOMINEES FOR DIRECTOR

     All nominees are currently Directors of AMNEX. The following table sets forth the position and offices presently held with AMNEX by each nominee, his or her age as of June 30, 1998 and the year in which he or she became a Director. Proxies not marked to the contrary will be voted in favor of their election. There are no family relationships among any of AMNEX's executive officers and Directors.

                                                    POSITIONS AND OFFICES PRESENTLY       YEAR BECAME
                 NAME                     AGE            HELD WITH THE COMPANY             A DIRECTOR
---------------------------------------   ---   ---------------------------------------   ------------
Francesco Galesi.......................   66    Director                                      1997
Peter M. Izzo, Jr......................   46    President and Director                        1992
Anne P. Jones..........................   63    Director                                      1998
                                                Chairman, Chief Executive Officer
Alan J. Rossi..........................   49       and Director                               1997
Harry R. Thompson......................   67    Director                                      1997
A. Jones Yorke.........................   67    Director                                      1997

     Francesco Galesi has served as a Director of the Company since January 1997. Since 1969, Mr. Galesi has served as Chairman of the Galesi Group, which includes companies engaged in telecommunications, manufacturing, real estate and logistic management. Mr. Galesi is also currently a Director of Walden Residential Properties, Inc., a real estate company, and WorldCom, each of whose shares are publicly traded. Mr. Galesi also serves on the Board of Directors of a number of privately-held companies. See 'Certain Relationships and Related Transactions--Transactions with Management and Others--Transactions with Francesco Galesi.'

     Peter M. Izzo, Jr. has served as President of the Company since May 1997, having previously served as the Company's President from October 1992 to March 1997, as its Chief Executive Officer from August 1993 to March 1997 and as Director of the Company since October 1992. From May 1991 to October 1992, Mr. Izzo served as President of Peconic Communications, a provider of payphones and interconnect equipment. He served as Vice President of New Product Development for the Company during 1991. Prior thereto and from 1989, Mr. Izzo was associated with ANEI last serving as Executive Vice President--Operations. During 1987 and 1988, Mr. Izzo was Vice President of Network Operations at Elcotel, a manufacturer of private payphones. He previously served as Director of Operations for TFN, Inc., an interexchange carrier, and was employed for 15 years with New York Telephone Company.

     Anne P. Jones has served as a Director of the Company since March 1998. She has been a telecommunications consultant in Washington D.C. since 1994. She served as a Commissioner of the Federal Communications Commission from 1979 to 1983 when she became a partner in the law firm of Sutherland, Asbill & Brennan, specializing in communications law and regulatory issues. Ms. Jones had earlier served as General Counsel of the Federal Home Loan Bank Board (1978-1979) and as a Director of the Division of Investment Management of the Securities and Exchange Commission (1976-1978). She is a Director of C-Cor Electronics, Inc., the IDS Mutual Fund Group, and Motorola, Inc. She holds BS and LLB degrees from Boston College and its Law School, respectively.

     Alan J. Rossi has served as Chairman of the Board and Chief Executive Officer of the Company since May 1997. Mr. Rossi has served since July 1996 as President of ECI, a telecommunications company with principal operations in Europe. From 1994 to February 1996, he was Group President of Andrew Telecom, a telecommunications operator that focused its business on Russia and Eastern Europe as a division of Andrew Corporation. From 1992 to 1994, Mr. Rossi was Vice President and General Manager of Sprint's global value-added services business, with operations located principally in Japan, the United States and Western Europe. Prior to this, he served as President of the Argo Group, a United States long distance telephone company that specialized in serving the needs of large business telecommunications users, and as ITT Corp's senior telecommunications executive for Central America. Mr. Rossi holds an MBA degree from the University of London and BS and MS degrees in Electrical Engineering from Purdue University. Mr. Rossi has also served on the policy board and faculty of the Center for Advanced Technology in Telecommunications of the Polytechnic University, New York, and the National University of Engineering, Peru.

     Harry R. Thompson has served as a Director of the Company since July 1997. Mr. Thompson has served as Managing Director of Swiss Army Brands, Inc., since December 1994 and previously served as its Chairman from 1989. Since 1985, Mr. Thompson has been President of the Strategy Group, a business and marketing consulting firm. Prior to 1985, he served as Director of, and consultant to, Telus Communications, a long distance telecommunications company. He also served in senior executive capacities with the Interpublic Group of Companies, Inc., a leading marketing and communications organization.

     A. Jones Yorke has served as a Director of the Company since July 1997. Mr. Yorke has served since June 1998 as a Director of Auerbach Pollock and Richardson, Inc., an investment banking firm, and from March 1997 through June 1998 as Chairman of the Board of Weatherly Securities Corp. Between November 1995 and March 1997, he served as President of Coleman & Company Securities, Inc. and from October 1994 to November 1995, Mr. Yorke was Chairman of the Board of Auerbach Pollack & Richardson, Inc. Between 1989 and 1995, Mr. Yorke served as President of Asset Channels, Inc., an investment company. Mr. Yorke had earlier served as the Executive Director of the Securities and Exchange Commission and the President of Paine Webber Jackson & Curtis, Inc. Mr. Yorke is also a Director of Davel Communications Group, Inc., an independent payphone company.

BOARD COMMITTEES

     The Board of Directors has one standing Committee, the Audit and Compensation Committee. The Committee is chaired by Mr. Yorke. The other members of the Audit and Compensation Committee are Ms. Jones, Mr. Rossi and Mr. Thompson.

MEETINGS

     The Board held twelve meetings during the year ended December 31, 1997. Except for A. Jones Yorke (who missed one meeting) all of the Directors of AMNEX for that year attended all such meetings. The Board also acted on seven occasions during 1997 by unanimous written consent in lieu of a meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act ('Section 16') requires that reports of beneficial ownership of common stock and preferred stock and changes in such ownership be filed with the SEC by Section 16 'reporting persons,' including Directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock and certain trusts of which reporting persons are trustees. AMNEX is required to disclose in this Proxy Statement each reporting person whom it knows to have failed to file any required reports under Section 16 on a timely basis during the fiscal year ended December 31, 1997. To AMNEX's knowledge, based solely on a review of copies of Forms 3, 4 and 5 furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to AMNEX's officers, Directors and 10% shareholders were complied with, except that a Form 3 relating to the appointment of Cynthia I. Terrell as Chief Financial Officer of the Company was not filed on a timely basis.

                PROPOSAL 2: AMENDMENT TO 1992 STOCK OPTION PLAN
                         TO INCREASE AUTHORIZED SHARES

     The Company's Board of Directors deems it advisable to increase the number of Common Shares authorized for issuance upon the exercise of options granted under the Company's 1992 Stock Option Plan from 4,250,000 to 5,750,000.

DESCRIPTION OF THE PLAN

     The following statements include summaries of certain provisions of the Option Plan. The statements do not purport to be complete and are qualified in their entirety by reference to the provisions of the Option Plan, a copy of which is available at the offices of the Company.

PURPOSE

     The purpose of the Option Plan is to advance the interests of the Company by inducing persons or entities of outstanding ability and potential to join and remain with, or provide consulting or advisory services to, the Company, by encouraging and enabling eligible employees, non-employee Directors, consultants and advisors to acquire proprietary interests in the Company, and by providing such employees, non-employee Directors, consultants and advisors with an additional incentive to promote the success of the Company.

ADMINISTRATION

     The Option Plan provides for its administration by the Board or by a committee (the 'Stock Option Committee') consisting of at least three persons chosen by the Board of Directors. The Board or the Stock Option Committee has authority (subject to certain restrictions) to select from the group of eligible employees, non-employee Directors, consultants and advisors the individuals or entities to whom options will be granted, and to determine the times at which and the exercise price for which options will be granted. The Board or the Stock Option Committee is authorized to interpret the Option Plan and the interpretation and construction by the Board or the Stock Option Committee of any provision of the Option Plan or of any option granted thereunder shall be final and conclusive. The receipt of options by Directors or any members of the Stock Option Committee shall not preclude their vote on any matters in connection with the administration or interpretation of the Option Plan.

NATURE OF OPTIONS

     The Board or Stock Option Committee may grant options under the Option Plan which are intended to either qualify as 'incentive stock options' within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code') ('Incentive Stock Options'), or not so qualify ('Nonstatutory Stock Options'). The Federal income tax consequences relating to the grant and exercise of Incentive Stock Options and Nonstatutory Stock Options are described below under 'Federal Income Tax Consequences.'

ELIGIBILITY

     Subject to certain limitations as set forth in the Option Plan, options to purchase shares may be granted thereunder to persons or entities who, in the case of Incentive Stock Options, are employees (including Directors and officers) of either the Company or its subsidiaries. In the case of Nonstatutory Stock Options, employees (including Directors and officers) or non-employee Directors of, or certain consultants or advisors to, the Company or its subsidiaries are eligible. At April 15, 1998, approximately 445 employees and four non-employee Directors were eligible to receive options under the Option Plan.

OPTION GRANTS

     As of June 30, 1998, of the 4,250,000 Common Shares authorized for issuance upon exercise of options granted under the Option Plan, the Company had granted options (net of cancellations) for the purchase of approximately 4,035,000 Common Shares. On June 2, 1997 pursuant to the Option Plan, the Board granted to the Chairman of the Board and Chief Executive Officer of the Company, options for the purchase of 350,000 Common Shares at an exercise price of $2.313 per share, such price being equal to fair market value at the time of such grant. On June 18, 1997 pursuant to the Option Plan, the Board granted to the Chairman of the Board and Chief Executive Officer of the Company, options for the purchase of 450,000 Common Shares at an exercise price of $2.250 per share, such price being equal to fair market value at the time of such grant (see 'Executive Compensation--paragraph (b) Option Grants Table'). In addition, in March 1997, the Company granted options for the purchase of 50,000 Common Shares, at an exercise price of $3.625 per share, on July 30, 1997 granted options for the purchase of 50,000 shares to each of Mr. Thompson and Mr. Yorke, at an exercise price of $2.563 on July 30, 1997 granted options for the purchase of 50,000 shares to each of Mr. Thompson and Mr. Yorke, at an exercise price of $2.563 per share, and on October 21, 1997 granted options to purchase 150,000 to Ms. Terrell, at an exercise price of $2.563 per share. All of these options were granted in accordance with the Option Plan. Further, in March 1997, in connection with the Company's acquisition of Sun Tel Inc., the Company granted an option for the purchase of 50,000 Common Shares at an exercise price of $3.8125 per share. Based on the foregoing, in the event of shareholder approval of the Option Plan Amendment, options for the purchase of approximately 1,715,000 Common Shares would be available for future grant under the Option Plan.

OPTION PRICE

     The option price of the Common Shares subject to an Incentive Stock Option or, with regard to officers, Directors and other persons subject to the short-swing profit restrictions of Section 16 ('Insiders'), a Nonstatutory Stock Option, may not be less than the fair market value (as such term is defined in the Option Plan) of the Common Shares on the date upon which such option is granted.

     In addition, in the case of a recipient of an Incentive Stock Option who, at the time the option is granted, possesses more than 10% of the total combined voting power of all classes of stock of the Company (a '10% Shareholder'), the option price of the shares subject to such option must be at least 110% of the fair market value of the Common Shares on the date upon which such option was granted.

     The option price of shares subject to a Nonstatutory Stock Option (other than for an Insider) will be determined by the Board of Directors or the Stock Option Committee at the time of grant and need not be equal to or greater than the fair market value for the Company's Common Shares.

     On June 30, 1998, the closing sale price for the Company's Common Shares was $1.125 per share.

EXERCISE OF OPTIONS

     An option granted under the Option Plan may be exercised by the delivery by the holder thereof to the Company at its principal office (attention of the Secretary) of written notice of the number of shares with respect to which the option is being exercised. Such notice must be accompanied, or followed within ten days, by payment of the full option price of such shares which must be made by the holder's delivery of (i) a check payable to the order of the Company in such amount or (ii) previously acquired Common Shares, the fair market value of which shall be determined as of the date of exercise.

DURATION OF OPTIONS

     No Incentive Stock Option and, with regard to Insiders, no Nonstatutory Stock Option granted under the Option Plan may be exercisable after the expiration of ten years from the date of its grant. However, if an Incentive Stock Option is granted to a 10% Shareholder, such option may not be exercisable after the expiration of five years from the date of its grant.

     Nonstatutory Stock Options granted under the Option Plan, other than to an Insider, may be of such duration as shall be determined by the Board or the Stock Option Committee.

NON-TRANSFERABILITY

     Options granted under the Option Plan are not transferable otherwise than by will or the laws of descent and distribution and such options are exercisable, during a holder's lifetime, only by the optionee.

DEATH, DISABILITY OR TERMINATION OF EMPLOYMENT

     Subject to the terms of the stock option agreement pursuant to which options are granted, if the employment of an employee or the services of a non-employee Director, consultant or advisor is terminated for cause, or such employment or services is terminated voluntarily, any options held by such persons or entities expire immediately. If such employment or services terminate other than by reason of death or disability, voluntarily by the employee, non-employee Director, consultant or advisor or for cause, then, subject to the terms of the stock option agreement pursuant to which options are granted, such options may be exercised at any time within three months after such termination, but in no event after the expiration of the option. For purposes of the Option Plan, the retirement of an individual either pursuant to a pension or retirement plan adopted by the Company or at the normal retirement date prescribed from time to time by the Company is deemed to be a termination of such individual's employment other than voluntarily by the employee or for cause.

     Subject to the terms of the stock option agreement pursuant to which options are granted, if an option holder under the Option Plan (i) dies while employed by the Company or its subsidiary or while serving as a non-employee Director of, or consultant or advisor to, the Company or its subsidiary, or (ii) dies within three months after the termination of his employment or services other than voluntarily or for cause, then such option may be exercised by the estate of the employee, non-employee Director, consultant or advisor, or by a person who acquired such option by bequest or inheritance from the deceased option holder, at any time within one year after his death.

     Subject to the terms of the stock option agreement pursuant to which options are granted, if the holder of an option under the Option Plan ceases employment or services because of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) while employed by, or while serving as a non-employee Director of, or consultant or advisor to, the Company or its subsidiary, then such option may be exercised at any time within one year after his termination of employment, termination of Directorship, or termination of consulting or advisory arrangement or agreement due to the disability.

AMENDMENT AND TERMINATION

     The Option Plan (but not options previously granted thereunder) will terminate on May 25, 2002, ten years from the date that it was adopted by the Board. Subject to certain limitations, the Option Plan may be amended or modified from time to time or terminated at an earlier date by the Board or the shareholders.

FEDERAL INCOME TAX CONSEQUENCES

NONSTATUTORY STOCK OPTIONS

     Under the Code and the Treasury Department Regulations (the 'Regulations'), a Nonstatutory Stock Option does not ordinarily have a 'readily ascertainable fair market value' when it is granted. This rule will apply to the Company's grant of Nonstatutory Stock Options. Consequently, the grant of a Nonstatutory Stock Option to an optionee will result in neither income to the optionee nor a deduction to the Company. Instead, the optionee will recognize compensation income at the time the optionee exercises the Nonstatutory Stock Option in an amount equal to the excess, if any, of the then fair market value of the shares issued to the optionee over the option price. Subject to the applicable provisions of the Code and the Regulations regarding withholding of tax, a deduction will be allowable to the Company in the year of exercise in the same amount as is includable in the optionee's income.

     For purposes of determining the optionee's gain or loss on the sale or other disposition of the shares issued to the optionee upon exercise of a Nonstatutory Stock Option, the optionee's basis in such shares will be the sum of the option price plus the amount of compensation income recognized by the optionee on exercise. Such gain or loss will be capital gain or loss and will be long-term or short-term depending upon whether the optionee held the shares for more than one year or one year or less.

INCENTIVE STOCK OPTIONS

     Options granted under the Option Plan which qualify as Incentive Stock Options under Section 422 of the Code will be treated as follows:

          Except to the extent that the alternative minimum tax rule described below applies, no tax consequences will result to the optionee or the Company from the grant of an Incentive Stock Option to, or the exercise of an Incentive Stock Option by, the optionee. Instead, the optionee will recognize gain or loss when the optionee sells or disposes of the shares issued upon exercise of the Incentive Stock Option. For purposes of determining such gain or loss, the optionee's basis in such shares will be the option price. If the date of sale or disposition of such shares is at least two years after the date of the grant of the Incentive Stock Option, and at least one year after the issuance of the shares to the optionee upon exercise of the

     Incentive Stock Option, the optionee will realize long-term capital gain treatment upon their sale or disposition.

          The Company generally will not be allowed a deduction with respect to an Incentive Stock Option. However, if an optionee fails to meet the foregoing holding period requirements (a so-called disqualifying disposition), any gain recognized by the optionee upon the sale or disposition of the shares issued to the optionee upon exercise of an Incentive Stock Option will be treated in the year of such sale or disposition as ordinary income, rather than capital gain, to the extent of the excess, if any, of the fair market value of the shares at the time of exercise (or, if less, in certain cases the amount realized on such sale or disposition) over their option price, and in that case the Company will be allowed a corresponding deduction.

          For purposes of the alternative minimum tax, the amount, if any, by which the fair market value of the shares issued to the optionee upon such exercise exceeds the option price will be included in determining the optionee's alternative minimum taxable income. In addition, for purposes of such tax, the basis of such shares will include such excess.

          To the extent that the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year exceeds $100,000, such options will not be Incentive Stock Options. In this regard, upon the exercise of an option which is deemed, under the rule described in the preceding sentence, to be in part an Incentive Stock Option and in part a Nonstatutory Stock Option, under existing Internal Revenue Service guidelines, the Company may designate which shares issued upon exercise of the option are treated as issued upon the exercise of Incentive Stock Options and which shares are treated as issued upon the exercise of Nonstatutory Stock Options. In the absence of such designation, a pro rata portion of each share issued is to be treated as issued pursuant to the exercise of an Incentive Stock Option and the balance of each share treated as issued pursuant to the exercise of a Nonstatutory Stock Option.

RECOMMENDATION AND VOTE

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES OF THE OUTSTANDING SHARES OF THE COMPANY PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE ON THE PROPOSAL AT THE MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL. THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE OPTION PLAN.

                        PROPOSAL 3: SHAREHOLDER PROPOSAL

     A shareholder has stated his intention to present to bring the following proposal before the Annual Meeting. The proposal, for which the Board of Directors and the Company accept no responsibility, is set forth below. The Board of Directors opposes this proposal for the reasons stated after such proposal below.

     Robert A. Rowland, of 1122 Colorado, Apartment 1002, Austin, Texas 78701, the record owner of 1,313,130 Shares has submitted the following proposal for vote by the shareholders:

          'WHEREAS, the Board of Directors is meant to be an independent body elected by shareholders charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies and is held to the highest standards of fiduciary care, duty and loyalty:

          NOW, THEREFORE, BE IT

          'RESOLVED, that the shareholders request that this corporation's Board of Directors be comprised of a truly independent Board, meaning that the majority of the Board will be individuals who are not currently employed by the corporation, do not currently consult with the corporation, have not been employed by the corporation or have consulted with the corporation during the past five years, do not own 10% or more of the voting power of the corporation and are not directly or indirectly related to or affiliated with any such person.'

     Your Board of Directors recommends a vote against this proposal for the following reasons.

     This proposal is sponsored by a shareholder against whom the Company is involved in litigation in connection with the Company's purchase of Capital Network System, Inc. in 1996.

     The Company believes that the proposal is not in the best interests of the Company and its shareholders.

     The Company does not oppose the notion of an independent Board which serves the best interests of the Company's shareholders. Indeed, since the beginning of 1997, the Company's Board of Directors has been expanded from three to six directors. In the beginning of 1997, before expansion of the Board of Directors, two of the three directors were company employees; currently four of the six directors are non-employees of the Company.

     The Company disagrees, however, with the proponent's definition of what constitutes an independent Board. The Company's outside Directors have been elected because of their integrity, their interest in the Company, and their skill in areas of expertise that may be beneficial to the Company. The Company believes that to eliminate from consideration as directors those persons who are significant shareholders of the Company is contrary to the interests of the shareholders of the Company as a whole, whose interests are most allied with those of the shareholder-Director. Further, the Company believes that eliminating from consideration Directors who may from time to time provide consulting services to the Company will limit the Company's flexibility to take advantage of the very Directors elected for their expertise. From time to time the Company will seek additional help from its Directors, which help may take substantially more time than that normally required of a Director. In these circumstances the Company believes that it is equitable for a Director to be compensated for these efforts.

RECOMMENDATION AND VOTE

     THE BOARD OF DIRECTORS BELIEVES IT IS IN THE INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS TO REJECT THE PROPOSAL AND RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

     The affirmative vote of the holders of a majority of the votes of the outstanding Shares of the Company present in person or by Proxy and entitled to vote on the proposal at the Meeting is required for approval of this proposal. The Board recommends a vote AGAINST this proposal.

INDEPENDENT AUDITORS

     Ernst & Young LLP served as the independent auditors for the fiscal year ended December 31, 1997 and has served as the Company's independent auditors since 1993. The Company has not yet selected auditors for the fiscal year ended December 31, 1998 and is in the process of obtaining proposals from auditing firms.

     A representative of Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement, if such representative so desires, and will be available to respond to approprate questions.

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at AMNEX's 1999 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the SEC, promulgated under the Exchange Act, must be received by the Secretary of AMNEX at the principal executive offices of AMNEX by March 19, 1999 for inclusion in AMNEX's Proxy Statement and form of Proxy relating to such meeting.

     In order for a shareholder to nominate a candidate for Director, under the Company's By-Laws, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received at the principal executive offices of the Company (as provided below) not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 70 days' notice of the date of the meeting is given to shareholders and public disclosure of the meeting date, pursuant to a press release, is either not made or is made less than 70 days prior to the meeting date, notice by such shareholder to be timely made must be so received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed to shareholders or the day on which such public disclosure was made. The shareholder filing the notice of nomination must describe various matters, including such information as (a) the name, age, business and residence addresses, occupation or employment and shares held by the nominee; (b) any other information relating to such nominee required to be disclosed in a Proxy Statement; and (c) the name, address and shares held by the shareholder.

     In order for a shareholder to bring other business before an annual meeting of shareholders, under the Company's By-Laws, timely notice must be received by the Company within the time limits described above. A shareholder's notice must set forth as to each matter the shareholder proposes to bring before the annual meeting certain information regarding the proposal, including (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at such meeting; (b) the name and address of such shareholder proposing such business; (c) the class and number of shares of the Company which are beneficially owned by such shareholder; and (d) any material interest of such shareholder in such business. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company's Proxy Statement.

     Any notice given pursuant to the foregoing requirements must be sent to the Secretary of the Company at 145 Huguenot Street, Suite 401, New Rochelle, New York 10801. The foregoing is only a summary of the provisions of the Company's By-Laws that relate to shareholder nominations for Director and shareholder proposals. Any shareholder desiring a copy of the Company's By-Laws will be forwarded one without charge upon receipt of written request therefor.

                                 OTHER BUSINESS

     While the accompanying Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the Meeting, the Company has no knowledge of any matters to be presented at the Meeting other than those listed as items 1, 2 and 3 in the notice. However, the enclosed Proxy gives discretionary authority in the event that any other matters should be presented.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Proxy Statement is accompanied by a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the 'Form 10-K').

     The following information from the Form 10-K, as filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, is hereby incorporated by reference into this Proxy Statement:

          (i) the consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 included in Item 14(a) thereof; and

          (ii) 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included in Item 7 thereof.

                                            By Order of the AMNEX Board of
                                               Directors
                                            Guy A. Longobardo
                                            Secretary

New Rochelle, New York
July 17, 1998

                                  AMNEX, INC.
                              145 Huguenot Street
                                   Suite 401
                          New Rochelle, New York 10801

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints ALAN J. ROSSI, PETER M. IZZO, JR. and GUY A. LONGOBARDO as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the Common Shares of AMNEX, INC, (the 'Company') held of record by the undersigned on July 9, 1998 at the Annual Meeting of Shareholders to be held on August 6, 1998 or any adjournment or adjournments thereof.

   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2, against Proposal 3 and in favor of any proposal to adjourn the meeting in order to allow the Company additional time to obtain sufficient Proxies with regard thereto.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' PROPOSALS 1 AND 2

1. Election of
Directors.

 FOR all members listed                                      WITHHOLD AUTHORITY
 below (except as                                            no vote for all
 marked                                                      nominees
 to the contrary                                             listed below / /
 below).  / /

   (INSTRUCTION: To withhold authority to vote for any individual nominees, strike such nominee's name from the list below.)

FRANCESCO GALESI             PETER M. IZZO, JR.             ANNE P. JONES
ALAN J. ROSSI                HARRY R. THOMPSON              A. JONES YORKE

                                    (Continued and to be signed on reverse side)

(Continued from reverse side)

               2. Proposal to approve an amendment to the Company's 1992 Stock
                  Option Plan to increase the number of Common Shares authorized to be issued thereunder from 4,250,000 to 5,750,000.

              / / FOR            / / AGAINST            / / ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'AGAINST' PROPOSAL 3

               3. Proposal to adopt shareholder resolution with respect to composition of Board of Directors.

              / / FOR            / / AGAINST            / / ABSTAIN

               4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

DATED: _____________ 1998

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in full partnership name by general partner or other authorized person. If a limited liability company, please sign in full limited liability company name by manager or other authorized person.


                                           -------------------------------------
                                           Signature


                                           -------------------------------------
                                           Signature, if held jointly


                                           -------------------------------------
                                           Print Name(s)


   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                          ENVELOPE